Exhibit 99.4

LETTER OF GUARANTEE

WHEREAS, The Smart Soho International Limited (“Smart Soho”) entered into a Purchase and Sale Agreement (the “Agreement”) with Shah Capital Management, Inc., Shah Capital Opportunity Fund LP, Hong Liang Lu, Lu Charitable Remainder Trust, Lu Family Trust and The Lu Family Limited Partnership (collectively, the “Sellers”) on November 4, 2015, setting out certain terms of a transaction for the sale of 11,739,932 Ordinary Shares held by the Sellers to Smart Soho.

WHEREAS, it is a condition to the obligations of the Sellers to complete the sale and purchase of such 11,739,932 Ordinary Shares that Smart Soho shall have delivered a letter of guarantee from the undersigned Guarantor (as below defined) pursuant to which the undersigned Guarantor shall guarantee the payment obligations of Smart Soho in respect of the “Second Tranche Payments” under the Agreement;

NOW THEREFORE, Phicomm Technology (Hong Kong) Co., Limited (“Guarantor”) hereby guarantees to the Sellers the payment obligations of Smart Soho in respect of the Second Tranche Payments under the Agreement (the “Guaranteed Obligations”), and shall be liable in respect of the Guaranteed Obligations until the full satisfaction by the Guarantor and Smart Soho of such payment obligations.

Guarantor shall remain obligated under this Letter of Guarantee, notwithstanding that, without any notice to or further assent by Guarantor, the Guaranteed Obligations may, from time to time, be renewed, extended, amended, modified, compromised, waived, surrendered, or released by Sellers with the agreement or consent of Smart Soho. Guarantor’s guarantee of the Guaranteed Obligations shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Sellers upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Smart Soho, or upon or as a result of the appointment of a receiver, conservator, or trustee or similar officer for Smart Soho or any substantial part of its property, all as though such payments had not been made. Guarantor waives notice of any claim or default or demand for payment made by Sellers to or against Smart Soho and Guarantor agrees that its guarantee of the Guaranteed Obligations shall be continuing and absolute despite any legal or equitable discharge of the Guaranteed Obligations in bankruptcy. Guarantor’s guarantee of the Guaranteed Obligations shall remain in full force and effect and be binding upon Guarantor and the successors and assigns thereof, and shall inure to Sellers and their respective successors and assigns until all the Guaranteed Obligations have been indefeasibly paid in full. Guarantor further agrees that its liability under this Letter of Guarantee shall be continuing, absolute, primary, and direct, and that the Sellers shall not be required to pursue any right or remedy they may have against Smart Soho under the Agreement, or any modifications or amendments thereto, or any other document(s) or instrument(s) executed by Smart Soho, or otherwise. Guarantor affirms that the Sellers shall not be required to first commence any action or obtain any judgment against Smart Soho before enforcing this Letter of Guarantee against Guarantor, and that Guarantor will, upon demand, pay the Sellers any amount, the payment of which is guaranteed hereunder and the payment of which by Smart Soho is in default under the Agreement.

Guarantor warrants and represents to the Sellers that the execution and delivery of this Letter of Guarantee is not in contravention of Guarantor’s Articles of Association, other constitutional documents or applicable law; that the execution and delivery of this Letter of Guarantee, and the performance thereof, has been duly authorized by the Guarantor’s Board of Directors; and that the execution, delivery, and performance of this Letter of Guarantee will not result in a breach of, or constitute a default under, any loan agreement, indenture, or contract to which Guarantor is a party or by or under which it is bound.

This Letter of Guarantee and the rights and obligations provided hereunder shall be governed by the laws of New York, without regard to the conflicts of law principles thereof. Any dispute arising out of or in connection with this Letter of Guarantee, including any question regarding its existence, validity or termination and the rights and obligations provided hereunder shall be referred to and finally resolved by arbitration in accordance with Clause 4.06 of the Agreement which shall be incorporated into and apply to this Letter of Guarantee mutatis mutandis.

Capitalized terms and expressions hereunder shall have the same meaning as those stipulated in the Agreement.

For and on behalf of

Phicomm Technology (Hong Kong) Co., Limited

/s/ Gu Guoping
Date: December 4, 2015